Exhibit 10.1
DermTech, Inc.

March 1, 2023
PERSONAL AND CONFIDENTIAL
BY HAND
John Dobak, M.D.
Dear John:
The purpose of this letter (the “Transition Agreement”) is to set forth our agreements concerning your anticipated transition from DermTech, Inc. (the “Company”).
1.Employment through Transition Period. You and the Company have agreed that you will remain employed as the Company’s President and Chief Executive Officer (“CEO”) until the earliest to occur of (a) the Company’s retention of a new CEO; and (b) September 30, 2023 (the “Separation Date”), subject to the terms and conditions of this Transition Agreement and your agreement to deliver, as set forth in paragraph 9 of this Transition Agreement, a supplemental waiver and release (the “Supplemental Release”) as a condition of the receipt of benefits as outlined herein. The period between your signing this Transition Agreement and the Separation Date is the “Transition Period.” During the Transition Period, you will continue to receive your usual salary and benefits, a grant of 56,407 RSUs as your 2023 stock grant (subject to quarterly vesting), and you shall continue to vest in Company equity and you shall be eligible to receive a bonus as outlined in this Transition Agreement.
2.Key Objectives During Transition Period. During the Transition Period, the Company expects that you will fully perform all of your existing job duties, and you will cooperate in all respects as requested by the Company with the Company’s efforts to recruit and engage a new CEO. You will at all times comply with all Company policies and procedures and you will continue reporting to the Company’s Board of Directors (the “Board”).
3.Resignations on the Separation Date. You agree that, as additional consideration for this Transition Agreement, and as a material covenant thereof, you shall resign your positions as President and CEO and your position as a Director of the Board, on the Separation Date and you shall resign any other positions you hold with the Company and any Company affiliates. The Company shall provide you with at least five (5) days advance notice of your Separation Date.
4.Agreements Concerning the Separation Date and Severance. If you sign (and do not revoke) this Transition Agreement, and sign but do not revoke the Supplemental Release provided for in paragraph 9 of this Transition Agreement, in addition to employing you until the Separation Date, and paying your salary, benefits and the continued vesting of your equity through the Separation Date:
(a) The Company will make a severance payment to you in accordance with the Participation Agreement under the DermTech, Inc. Change in Control and Severance Plan (the “Plan”) in an amount equivalent to 12 months of your current base salary, or a total of $597,400 less applicable payroll withholdings, in a single lump sum payment within thirty (30) days following the effective date of the Supplemental Release (subject to the provisions of IRC§ 409a).
(b)Pursuant to the Plan, the Company will pay the Company portion of your premiums to participate in its group health insurance program pursuant to COBRA (if you elect COBRA) for a maximum period of 12 months following the Separation Date, provided, however, that you continue to pay the employee portion of such premiums and further, such payments shall cease if you become eligible for similar coverage under another group health insurance program.

John Dobak, M.D.

(c)Pursuant to the Plan, the Company may pay to you a bonus, in the event the Board determines you have met your objectives for the period you continue to be employed as the Company’s President and CEO (the “Bonus Payment”), which determination shall be solely at the discretion of the Company’s Board. Such Bonus Payment, if any, will be made less applicable payroll withholdings, and shall be paid if at all within thirty days of the effective date of the Supplemental Release.
(d)The Company will pay up to $5,000 to reimburse you for reasonable legal fees incurred in connection with your counsel’s review and advice concerning this Transition Agreement.
5.Equity/No other Compensation Due. You will continue to vest in your equity as provided on Schedule A annexed hereto. You shall receive accelerated vesting and an extension of the time to exercise your vested equity as set forth on Schedule A. Other than the agreements concerning equity as set forth on Schedule A, you agree and acknowledge that you have no right to, nor do you own, any other equity interest in the Company or its affiliates, and you will make no claim to such equity in the future. You understand that other than the compensation specifically set forth in this Transition Agreement, you will not be eligible for any other compensation from the Company.
6.Covenant of Cooperation/Consultant Services. Immediately following the Separation Date, you shall transition to the status of a Consultant to the Company, as such term is defined in the Company’s 2020 Equity Plan. You shall continue as a Consultant until January 1, 2024 (the “Consultant Services Period”). In connection therewith, you agree that you shall fully cooperate with the Company as requested during the Consultant Services Period, which cooperation shall include responding to inquiries from the Company’s Board or management team, being reasonably available to participate in meetings (telephonic, in person and virtual) regarding Company matters, and cooperating in any litigation or witness-related matters, or investigative matters, upon reasonable advance notice. You shall receive no additional compensation for such services. For avoidance of doubt, you shall continue to vest in any equity as set forth on Schedule A. Your relationship with the Company shall terminate at the conclusion of the Consultant Services Period.
7.Other Agreements.
(a)You agree that no later than two business days after the Separation Date you will return to the Company all Company documents (whether in hard copy or electronic form and any copies thereof) and property (including, without limitation, all cell phones, laptops and other company equipment), and that you shall abide by the provisions of the Confidential Information and Invention Assignment Agreement you executed (the “Confidentiality Agreement”), the terms of which shall survive the signing of this Transition Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.
(b)You agree that, to the extent permitted by law (and subject to S.B. 331), and unless otherwise publicly disclosed pursuant to law, all information relating in any way to this Transition Agreement, including the terms and amount of financial consideration provided for in this Transition Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so.
(c)You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its former or current officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its former or current officers, directors, employees and consultants) (except pursuant to S.B. 311 or as otherwise mandated by state or federal law).

John Dobak, M.D.

(d)The Board agrees that it will not make any statements that are professionally or personally disparaging about or adverse to you.
8.Your Release of Claims. You hereby agree and acknowledge that by signing this Transition Agreement and accepting the benefits hereunder, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Transition Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action by you, including but not limited to a class or collective action, whether you seek to participate as a party plaintiff or as a class member (each a “Claim” and jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.
Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:
**    Claims under any local, state or federal discrimination, fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Federal Worker Adjustment and Retraining Notification Act; and any similar California, or other state, federal, or local statutes.
**    Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment.
**    Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.
**    Any other Claim arising under local, state or federal law.
Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Transition Agreement or any claim that cannot be released as a matter of law and claims for indemnity under any indemnification agreements or rights to indemnity under any Company bylaws or corporate charter. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Transition Agreement.
**Unknown Claims, Waiver of California Civil Code Section 1542. You understand and expressly agree that this Transition Agreement extends to all claims of every nature and kind, known or
1/    For purposes of this release, the “Company” includes DermTech, Inc. and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), parents, subsidiaries and all other related entities, and its and their former and current directors, officers, employees, trustees, agents, successors and assigns.

John Dobak, M.D.

unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company, whether set forth in any claim or demand referred to in this Transition Agreement or not, and that any and all rights granted to you under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are expressly WAIVED. Section 1542 of the California Civil Code reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.
In waiving the provisions of Section 1542 of the California Civil Code, you acknowledge you may later discover facts in addition to or different from those you now believe to be true with respect to the matters released in this Transition Agreement. You, however, agree you have taken that possibility into account in reaching this Transition Agreement, and that the release in this Transition Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts
It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Transition Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Transition Agreement by signing below and returning it to the undersigned. In addition, you may rescind your assent to this Transition Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by confirmed electronic mail a notice of rescission to the undersigned. The eighth day following your signing of this Agreement without rescission is the “Effective Date” of this Transition Agreement.
Also, consistent with the provisions of local, state and federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalent (or seeking the recovery of any governmental bounty). Further, nothing in this release or Transition Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Transition Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Transition Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.
9.Supplemental Release. You hereby agree that, as a condition to the receipt of the benefits outlined in this Transition Agreement, you will execute and deliver a Supplemental Release of claims, which shall substantially reflect paragraph 8 of this Transition Agreement, and you must not revoke such Supplemental Release, as you are entitled to do. The Company will supply the Supplemental Release to you on or immediately after the Separation Date.
10.Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that this Transition Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company, except for the Confidentiality Agreement, which will survive by its terms. The failure of the Company to seek enforcement of any provision of this Transition Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Transition Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws

John Dobak, M.D.

of California without giving effect to conflict of law principles. The provisions of this Transition Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release is held unenforceable, this Transition Agreement shall be deemed null and void.
By executing this Transition Agreement, you are acknowledging that: (1) you have carefully read and understand the terms and effects of this Transition Agreement, including the Section entitled Your Release of Claims; (2) you understand that the Your Release of Claims is legally binding and by signing this Transition Agreement, you give up certain rights; (3) you have been afforded sufficient time to understand the terms and effects of this Transition Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Transition Agreement.
This Transition Agreement shall remain open for acceptance until 21 days after delivery, at which time the offers in this Transition Agreement will expire.
DermTech, Inc.

By: /s/ Matthew Posard
Its: Chairman of the Board

Confirmed, Agreed and Acknowledged:

/s/ John Dobak
John Dobak, M.D.
Dated:    March 1, 2023

John Dobak, M.D.

     Schedule A

A	B	C	D	E	F	G	H	I
Equity Award Type	Grant Number	Grant Date	Number of Shares Underlying Original Grant	Number of Underlying Shares Vested as of 3/2/23	Number of Underlying Shares Unvested as of 3/2/23	Number of Underlying Shares to be Vested as of 01/01/2024	Number of additional Underlying Shares to be Vested with 10 Months of Vesting Acceleration	Total Underlying Shares to be Vested
RSU	Tbd	Tbd	56,407	0	0	56,407	0	56,407
RSU	1059	03/25/2022	209,527	0	209,527	122,224	52,381	174,605
NQ	000513	03/29/2021	41,207	20,821	20,386	29,875	9,053	38,928
RSU	541	03/29/2021	29,195	12,772	16,423	20,071	5,474	25,545
ISO	512	03/29/2021	2,248	0	2,248	0	0	0
NQ	000411	06/25/2020	80,371	56,936	23,435	73,680	6,691	80,371
RSU	395	06/25/2020	60,916	38,072	22,844	53,301	7,615	60,916
ISO	410	06/25/2020	26,844	14,540	12,304	20,133	6,711	26,844

As set forth in column H above, upon the conclusion of the Consultant Services Period, each of Executive’s then-outstanding unvested equity awards shall accelerate and become vested and exercisable or settled with respect to 10 months of additional vesting. Any vested equity must be exercised no later than the last day of the twelfth (12th) month following the conclusion of the Consultant Services Period. In the event the Company effects a Change of Control prior to or during the Consultant Services Period, Executive shall be entitled to full acceleration of all outstanding equity awards.